EXHIBIT 3.136
THE COMPANIES ACTS 1985 — 1989
COMPANY LIMITED BY SHARES
MEMORANDUM OF ASSOCIATION
— of —
SIG HOLDINGS (UK) LIMITED
1.	The name of the Company is SIG, Holdings (UK) Limited

2.	The registered office of the Company will be situate in England and Wales

3.	The objects for which the Company is established are: —
To carry on business as a general commercial company and to dispose of all or any part of the Company’s undertaking.
To carry on any other trade or business whatsoever which can in the opinion of the Board of Directors be advantageously carried on by the Company in connection with or as ancillary to any of the above businesses or the general business of the Company.
To purchase, take on lease or in exchange, hire or otherwise acquire and hold for any estate or interest of lands, buildings, easements, rights, privileges, concessions, patents, patent rights, licences, secret processes, machinery, plant, stock-in-trade, and any real or personal property of any kind necessary or convenient for the purposes of or in connection with the Company’s business or any branch or department thereof.
To erect, construct, lay down, enlarge, alter and maintain any roads, railways, tramways, sidings, bridges, reservoirs, shops, stores, factories buildings, works, plant and machinery necessary or convenient for the Company’s business, and to contribute to or subsidise the erection, construction and maintenance of any of the above.

To borrow or raise or secure the payment of money for the purpose of or in connection with the Company’s business, and for the purpose of or in connection with the borrowing or raising of money by the Company to become a member of any building society.
To borrow and raise money and secure or discharge any debt or obligation of or binding on the Company in such manner as may be thought fit and in particular by mortgage of or charges upon all or any part of the undertaking property and assets (present and future), and the uncalled capital of the Company and to issue at par or at a premium or discount, and for such consideration and with and subject to such rights, powers, privileges and conditions as may be thought fit, debentures or debenture stock (either permanent or redeemable or payable) or other obligations or securities of any description and collaterally or further to secure any securities of the Company by a trust or deed or other assurance and to guarantee support or secure whether by personal covenant or by mortgaging or changing all or any part of the undertaking property and assets (present and future) and uncalled capital of the Company or by trust deed or by other assurance or by any such methods and whether severally or jointly with another person firm or company the performance of the obligations of and the payment of the capital or principal of the dividends or interest and premiums on any securities undertaken or issued by any person firm or company including (but without prejudice to the generality of the foregoing) a company which is for the time being the Company’s holding company (within the meaning of Section 735 of the Companies Act 1985 as awarded by S.144 of the Companies Act 1989) or another subsidiary (within the meaning of the said section) of the Company’s holding company or otherwise associated with the Company in business or in whose businesses or undertakings the Company is interested whether directly or indirectly.

To issue and deposit any securities which the Company has power to issue by way of mortgage to secure any sum less than the nominal amount of such securities and also by way of security for the performance of any contracts or obligations of the Company or its customers or other persons or corporations having dealings with the Company, or in whose business or undertakings the Company is interested, whether directly or indirectly.
To receive money on deposit or loan upon such terms as the Company may approve, and to guarantee the obligations and contracts of customers and others.
To make advances to customers and others with or without security, and upon such terms as the Company may approve, and generally to act as tankers for customers and others.
To establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and to give or procure the giving of donations, gratuities pensions allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or of its predecessors in business or of any company which is a holding company or subsidiary company of the Company (within the meaning of S.736 of the Companies Act 1985 as amended by S.144 of the Companies Act 1939) or is allied to or associated with the Company or with any such subsidiary or holding company or who are or were at any time Directors or officers of the Company of or any such other company as aforesaid, and the wives widows, families and dependents of such persons, and to establish and subsidise or subscribe to any institutions, associations, societies, clubs funds or trusts which may be for the benefit of, or to advance the interests and well being of the Company as aforesaid or their respective employees or may be connected with any town or place where the Company or any such other Company as aforesaid carries on business, and to make payments for or towards the insurance of any such persons as aforesaid, and to subscribe or guarantee money for any charitable or benevolent objects or for any exhibition or for any purpose which may be considered likely directly or indirectly to further the objects of the Company or the interests of its members.
To establish and maintain (or procure the establishment and maintenance) of all or any Inland Revenue approved selective share option scheme, approved company-wide profit-sharing scheme or approved savings-related share option scheme, or all or any other inland Revenue approved scheme from time to time relating, to share options and incentives.
To draw, make, accept, endorse, negotiate, discount and execute promissory notes, bills of exchange and other negotiable instruments.
To invest and deal with the moneys of the Company not immediately required for the purposes of its business in or upon such investments or securities and in such manner as may from time to time be determined.
To pay for any property or rights acquired by the Company, either in cash or fully or partly paid-up shares, with or without preferred or deferred or special rights or restrictions in respect of dividend, repayment or capital, voting or otherwise, or by any securities which the Company has power to issue, or partly in one mode and partly in another, and generally on such terms as the Company may determine.
To accept payment for any property or rights sold or otherwise disposed of or dealt with by the Company, either in cash, by installments or otherwise or in fully or partly paid-up shares of any Company or corporation, with or without deferred or preferred or special rights or restrictions respect of dividend, repayment of capital, voting or otherwise, or in debentures or mortgage debentures or debenture stock, mortgages or other securities of any company or corporation, or partly in one mode and partly in another, and generally on such terms as the Company may determine, and to hold, dispose of or otherwise deal with any shares stock or securities so acquired.
To enter into any partnership or joint-purse arrangement or arrangement for sharing profits, union of interests or co-operation with any Company, firm or person carrying on or proposing to carry on any business within the objects of this Company, and to acquire and hold, sell deal with or dispose of shares, stock or securities of any such Company and to guarantee the contracts of liabilities of, or the payment of the dividends interest or capital of any shares, stock or securities of and to subsidise or otherwise assist any such company.
To establish or promote or concur in establishing or promoting any other company whose objects shall include the acquisition and taking over of all or any of the assets and liabilities of this Company the promotion of which shall be in any manner calculated to advance directly or indirectly the objects or interests of this Company, and to acquire and hold or dispose of shares, stock or securities of and guarantee the payment of the dividends, interest or capital of any shares, stock or securities issued by or any other obligations of any such Company.
To purchase or otherwise acquire and undertake all or any part of the business, property, assets, liabilities and transactions of any person, firm or company carrying on any business which this company is authorised to carry on.
To sell, improve, manage, develop, turn to account, exchange, let or rent royalty, share of profits or otherwise, grant licences, easements and other rights in or over, and in any manner deal with or dispose of the undertaking and all or any of the property and assets for the time being of the Company for such consideration as the Company may think fit.
To amalgamate with any other company whose objects are or include objects similar to those of this Company, whether by sale or purchase (for fully or partly paid up shares or otherwise) of the undertaking, subject to the liabilities of this or any such other company aforesaid, with or without winding up, or by sale or purchase (for fully or partly paid up shares or otherwise) of all or a controlling interest in the shares or stock of this or any such other company aforesaid, or by partnership, or any arrangement of the nature of partnership or in any other manner.
To distribute among the members in specie any property of the Company, or any proceeds of sale or disposal of any property of the Company, but so that no distribution amounting to a reduction of capital be made except with the sanction (if any) for the time being required by law.
To apply for, promote, and obtain any Act of Parliament, order, or Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution or for any other purpose which may seem calculated directly or indirectly to promote the Company interests, and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.
To enter into any arrangements with any government or authority (supreme, municipal, local, or otherwise) that may seem conducive to the attainment of the Company’s objects or any of them, and to obtain from any such government or authority any charters, decrees, rights, privileges or concessions which the Company may think desirable and to carry out, exercise, and comply with any such charters, decrees, rights, privileges, and concessions.
To act as agents or brokers and as trustees for any person, firm or company, and to undertake and perform sub-contracts.
To remunerate any person, firm or company rendering services to .the Company either by cash payments or by the allotment to him of shares or other securities of the Company credited as paid up in full or in part or otherwise as may be thought expedient.

To do all or any of the above things in any part of the world, and either as principals, agents, trustees, contractors or otherwise, and either alone or in conjunction with others, and either by or through agents, trustees, sub-contractors or otherwise.
To carry on the business of a holding and investment company in all its branches and for that purpose to acquire and hold by way of investment or otherwise any shares, stocks, debentures, debenture stock, bonds, obligations or securities of any company or corporation, wherever incorporated, and any estate or interest in the same, and to dispose of the same as and when deemed expedient, and to co-ordinate the policy and administration of any companies of which the Company is a member or which are in any manner controlled by or connected with the Company.
To do all such things as are incidental or conducive to the above objects or any of them.
The objects set forth in each sub-clause of this Clause shall not be restrictively construed but the widest interpretation shall be given thereto, and they shall not, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from any other objects or objects sot forth in such sub-clause or from the terms of any other sub-clause or from the name of the Company. None of such sub-clauses or the object or objects therein specified or the powers thereby conferred shall be deemed subsidiary or ancillary to the objects or powers mentioned in any other sub-clause, but the Company shall have as full a power to exorcise all or any of the objects conferred by and provided in each of the said sub-clauses as if each sub-clause contained the objects of a separate company. The word “company” in this Clause, except where used in reference to the Company, shall be deemed to include any partnership or other body or persons, whether incorporated or unincorporated and whether domiciled in the United Kingdom or elsewhere.
4.	The liability of the Members is limited.

5.	The share capital of the Company is £2,000,000 divided into 1,000,000 ordinary shares of £1 each, and 1,000,000 Redeemable Preference Shares of £1 each. The shares in the original or any increased capital may be divided into several classes, and there may be attached thereto respectively any preferential, deferred or other special rights, privileges conditions or restrictions as to dividend, capital, voting or otherwise.

WE the several persons whose names and addresses are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association, and respectively agree, to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Descriptions	Number of shares taken
of Subscribers	by each Subscriber
Stephen Frederick Watford	One
Epworth Rouse
25/35 City Road
London ECI

Company Formation Assistance

John Regan	One
Epworth House
25/35 City Road
London ECI

Company Search Assistant
DATED, the 18 day of July 1984
Witness to the above Signatures.
Yap Kim Lan
Epworth House
25/35 City Road
London ECI
Company Formation Assistance

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